Exhibit 2.1
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                             STATEMENT OF CONTROL PERSON

The Statement on this Schedule 13G dated May 20, 2003 with respect to the common stock par value $.001 per share of Orchid Biosciences, Inc. is filed by Samuel
D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital LLC.

OrbiMed Advisors LLC and OrbiMed Capital LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).